UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)*


                       HAYES WHEELS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                 421124 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 9 pages

                                  SCHEDULE 13G

----------------------------------     ----------------------------------------
CUSIP No. 421124 10 8                       Page     2      of     9      Pages
          -----------                         -------        --------
----------------------------------     ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          LUCASVARITY plc
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          England and Wales

-------------------------------------------------------------------------------
                             5         SOLE VOTING POWER
                                            -0-

        NUMBER OF
          SHARES           ---------------------------------------------
       BENEFICIALLY          6         SHARED VOTING POWER
         OWNED BY                            1,628,800
           EACH
        REPORTING          ---------------------------------------------
       PERSON WITH           7         SOLE DISPOSITIVE POWER
                                               -0-

                           ---------------------------------------------
                             8         SHARED DISPOSITIVE POWER
                                             1,628,800

------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,628,800 shares indirectly through LucasVarity Inc., Varity Automotive Inc. and K-H Corporation

-------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       |_|


-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                          7.3%

------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)
                           CO

-------------------------------------------------------------------------------

                               Page  2  of  9   Pages

                                  SCHEDULE 13G

----------------------------------     ----------------------------------------
CUSIP No. 421124 10 8                       Page    3       of   9        Pages
          -----------                         -------        --------
----------------------------------     ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              LUCASVARITY INC.

-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

------------------------------------------------------------------------------
                             5         SOLE VOTING POWER
                                              -0-
        NUMBER OF
          SHARES           ---------------------------------------------------
       BENEFICIALLY          6         SHARED VOTING POWER
         OWNED BY                            1,628,800
           EACH
        REPORTING          --------------------------------------------------
       PERSON WITH           7         SOLE DISPOSITIVE POWER
                                               -0-

                           ---------------------------------------------
                             8         SHARED DISPOSITIVE POWER
                                              1,628,800

-------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,628,800 shares indirectly through Varity Automotive Inc. and K-H Corporation

------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       |_|


-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        7.3%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

                        CO
-------------------------------------------------------------------------------

                               Page  3  of  9   Pages

                                  SCHEDULE 13G

----------------------------------     ----------------------------------------
CUSIP No. 421124 10 8                       Page     4      of   9        Pages
          -----------                         -------        --------
----------------------------------     ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               VARITY AUTOMOTIVE INC.

-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

------------------------------------------------------------------------------
                             5         SOLE VOTING POWER
                                              -0-
        NUMBER OF
          SHARES           ---------------------------------------------------
       BENEFICIALLY          6         SHARED VOTING POWER
         OWNED BY                            1,628,800
           EACH
        REPORTING          --------------------------------------
       PERSON WITH           7         SOLE DISPOSITIVE POWER
                                               -0-

                           --------------------------------------
                             8         SHARED DISPOSITIVE POWER
                                              1,628,800

------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except 1,628,800 shares indirectly through K-H Corporation

-------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       |_|


-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   7.3%

-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)
                    CO

-------------------------------------------------------------------------------

                               Page  4  of  9   Pages

                                  SCHEDULE 13G

----------------------------------     ----------------------------------------
CUSIP No. 421124 10 8                       Page     5      of     9      Pages
          -----------                         -------        --------
----------------------------------     ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   K-H CORPORATION

-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |X|

-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

------------------------------------------------------------------------------
                             5         SOLE VOTING POWER
                                              -0-
        NUMBER OF
          SHARES           --------------------------------------------------
       BENEFICIALLY          6         SHARED VOTING POWER
         OWNED BY                         1,628,800
           EACH
        REPORTING          --------------------------------------------------
       PERSON WITH           7         SOLE DISPOSITIVE POWER
                                               -0-

                           ---------------------------------------------------
                             8         SHARED DISPOSITIVE POWER
                                            1,628,800

-------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         1,628,800

------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       |_|


-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         7.3%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

                         CO
-------------------------------------------------------------------------------

                               Page  5  of  9   Pages



                                                             Page 9 of 9  Pages

Item 1(a).        Name of Issuer:

                  Hayes Wheels International, Inc., a Delaware corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  38481 Huron River Drive
                  Romulus, Michigan  48174

Item 2(a).        Name of Person Filing:

                  LucasVarity plc
                  LucasVarity Inc. (formerly named Varity Corporation) Varity Automotive Inc. (formerly named Massey-Ferguson
                    (Delaware) Inc.))
                  K-H Corporation

Item 2(b).        Address of Principal Business Office:

                  LucasVarity plc
                    9 Upper Belgrave Street
                    London SWIX 8BD, England

                  LucasVarity Inc.
                    672 Delaware Avenue
                    Buffalo, New York  14209

                  Varity Automotive Inc.
                    12025 Tech Center Drive
                    Livonia, Michigan  48150

                  K-H Corporation
                    12025 Tech Center Drive
                    Livonia, Michigan  48150

Item 2(c).        Citizenship:

                  LucasVarity plc:  England and Wales
                  LucasVarity Inc.:  Delaware
                  Varity Automotive Inc.:  Delaware
                  KH Corporation:  Delaware

Item 2(d).        Title of Class of Securities:

                  Common stock, par value $0.01 per share

Item 2(e).        CUSIP Number:

                  421124 10 8

Item 3.           Not applicable.

Item 4.           Ownership:

Item 4(a)         Total Amount Beneficially Owned:

                  K-H Corporation ("K-H") directly owns 1,628,800 shares of the Common Stock, par value $.01 per share (the "Common Stock"), of Hayes Wheels International, Inc. (the "Company"), or 7.3% of the Company's outstanding Common Stock. Varity Automotive Inc. ("VA") beneficially owns 100% of the shares held by K-H. K-H is wholly-owned by VA. Additionally, LucasVarity Inc. ("LVI") beneficially owns 100% of the shares held by K-H. K-H is indirectly wholly-owned by LVI through VA. Additionally, LucasVarity plc ("LVplc") beneficially owns 100% of the shares held by K-H. K-H is indirectly wholly-owned by LVplc through LVI and VA.

Item 4(b)         Percent of Class:

                  See Item 4(a) above.

Item 4(c)         Total Number of Shares as to which such persons have:

                  (i)      sole power to vote or to direct the vote:
                           -0-

                  (ii)     shared power to vote or to direct the vote:
                           1,628,800

                  (iii) sole power to dispose or to direct the disposition of:
                           -0-

                  (iv)     shared power to dispose or direct the disposition of:
                           1,628,800

Item 5.           Ownership of Five Percent or Less of a Class::

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group:

                  Not applicable.

Item 9.           Notice of Dissolution of Group:

                  Not applicable.

Item 10.          Certification:

                  Not applicable.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 10, 1997                   K-H CORPORATION



                                            By:/s/Kenneth L. Walker
                                            ---------------------------

                                            Name:    Kenneth L. Walker

                                    EXHIBIT 1

                                       to

                                  SCHEDULE 13G

                                    under the

                         Securities Exchange Act of 1934


     The undersigned hereby acknowledge and agree that the report on Schedule 13G being filed by K-H Corporation on or about the date hereof, relating to the common stock of HAYES WHEELS INTERNATIONAL, INC. is jointly filed on behalf of the undersigned.


                                            LUCASVARITY PLC


February 10, 1997                           By:/s/N.D. Arnold
                                            ------------------------


                                            LUCASVARITY INC.


February 10, 1997                           By:/s/Kenneth L. Walker
                                            -------------------------
                                            Kenneth L. Walker
                                            Vice President, Legal
                                            and Secretary


                                            VARITY AUTOMOTIVE INC.


February 10, 1997                           By:/s/Kenneth L. Walker
                                            ------------------------
                                            Kenneth L. Walker
                                            Secretary